Exhibit 5

                         ROPES & GRAY
                   One International Place
                 Boston, Massachusetts 02110
                  Telephone: (617) 951-7000






                              December 16, 1994




The Timberland Company
200 Domain Drive
Stratham, New Hampshire  03885

Ladies and Gentlemen:

     This opinion is furnished to you in connection with a registration statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of 37,500 shares of Class A Common Stock, $0.01 par value (the "Shares"), of The Timberland Company (the "Company").

     We have acted as counsel to the Company and are familiar with the actions taken by the Company in connection with the Company's Stock Option Agreements with John F. Brennan and Abraham Zaleznik dated as of March 20, 1988 (collectively the "Plan"). For purposes of this opinion we have examined the Plan and such other documents as we deemed appropriate.

     Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and when the Shares have been issued and sold and consideration received therefor by the Company in accordance with the terms of the Plan, they will be validly issued, fully paid and nonassessable.

     We hereby consent to your filing this opinion as an exhibit to the Registration Statement.

                              Very truly yours,

                              /s/ Ropes & Gray

                              Ropes & Gray